INDEX TO EXHIBITS

      Exhibit Name                              Exhibit Number

Index to Exhibits (Electronic)                       99.1
Index to Exhibits                                    99.2
Statement of computation of net income (loss)
  per common share                                   11
Subsidiaries Company                                 21
Consent of Deloitte & Touche                         23
Financial Data Schedule                              27